        EXECUTION VERSION

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER
This Amendment No. 1 to the Agreement and Plan of Merger (this “Amendment”), dated and effective as of June 29, 2021, by and among Cabot Oil & Gas Corporation, a Delaware corporation (“Labrador”), Double C Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Labrador (“Merger Sub”), and Cimarex Energy Co., a Delaware corporation (“Golden”).
RECITALS
WHEREAS, Labrador, Merger Sub and Golden are parties to that certain Agreement and Plan of Merger, dated as of May 23, 2021 (the “Merger Agreement”);
WHEREAS, the Parties desire to enter into this Amendment No. 1 to amend the Merger Agreement to, among other things, contemplate the Golden Stockholder Charter Approval (as defined below) as a separate item for approval by the holders of Golden Common Stock, separate from the Golden Stockholder Merger Approval (as defined below), and make other changes to the Merger Agreement consistent with the foregoing; and
WHEREAS, in accordance with Section 9.12 of the Merger Agreement, the Parties desire to amend the Merger Agreement as set forth herein;
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:
AGREEMENT
Section 1.    Definitions. Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement.
Section 2.    Representations of the Parties.
(a)    Golden has all requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by Golden and the consummation by Golden of the Transactions have been duly authorized by all necessary corporate action on the part of Golden, subject, only with respect to consummation of the Merger, to the Golden Stockholder Approval. This Amendment has been duly executed and delivered by Golden and, assuming the due and valid execution of this Amendment by Labrador and Merger Sub, constitutes a valid and binding obligation of Golden enforceable against Golden in accordance with its terms, subject, as to enforceability, to Creditors’ Rights.
(b)    Each of Labrador and Merger Sub has all requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by Labrador and Merger Sub and the consummation by Labrador and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Labrador (subject to obtaining the Labrador Stockholder Approval). This Amendment has been duly executed and delivered by each of Labrador and Merger Sub, and, assuming the due and valid execution of this Amendment by Golden, constitutes a valid and binding obligation of each of Labrador and Merger Sub enforceable against Labrador and Merger Sub in accordance with its terms, subject as to enforceability to Creditors’ Rights.

Section 3.    Amendments to the Merger Agreement.
(a)    The Parties hereby amend the Recitals to the Merger Agreement by adding the following additional Recital:
WHEREAS, the Golden Board, at a meeting duly called and held by unanimous vote, (i) approved and declared advisable the amendment to the Certificate of Designations (as defined below) in the form set forth in Annex E to grant holders of Golden Preferred Stock (as defined below) the right to vote with the holders of Golden Common Stock (as defined below), effective as of no later than immediately prior to the Effective Time (as defined below), as a single class on any matter on which such holders of Golden Common Stock are entitled to vote (with each holder of Golden Preferred Stock entitled to cast 30 votes per share of Golden Preferred Stock) (the “Golden Charter Amendment”) and (ii) resolved to recommend that the holders of Golden Common Stock adopt the Golden Charter Amendment;

(b)    The Parties hereby amend the definition of “Golden Stockholder Approval” in Annex A to the Merger Agreement to read as follows:
“Golden Stockholder Approval” means the Golden Stockholder Merger Approval and the Golden Stockholder Charter Approval.

(c)    The Parties hereby amend Annex A to the Merger Agreement to include the following additional definitions:
“Golden Stockholder Charter Approval” means the adoption of the Golden Charter Amendment by the holders of a majority of the outstanding shares of Golden Common Stock in accordance with the DGCL and the Organizational Documents of Golden.

“Golden Stockholder Merger Approval” means the adoption of this Agreement by the holders of a majority of the outstanding shares of Golden Common Stock in accordance with the DGCL and the Organizational Documents of Golden.

(d)    The Parties hereby amend and restate the second sentence of Section 2.4 of the Merger Agreement to read in its entirety as follows:
Subject to the receipt of the Golden Stockholder Charter Approval, Golden shall take all necessary actions to cause the Golden Charter Amendment to become effective no later than immediately prior to the Effective Time, so that, in addition to any voting rights required by law or provided by the existing Certificate of Designations, the holders of Golden Preferred Stock shall have the right to vote together with the holders of Golden Common Stock as a single class on any matter on which the holders of Golden Common Stock are entitled to vote (with each holder of Golden Preferred Stock entitled to cast 30 votes per share of Golden Preferred Stock).

(e)    The Parties hereby amend and restate the fourth sentence of Section 4.3(a) of the Merger Agreement to read in its entirety as follows:
The Golden Board, at meetings duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Golden and holders of Golden Common Stock, (ii) approved and declared advisable this Agreement, the Transactions, including the Merger, and the Golden Charter Amendment, and (iii) resolved to recommend that the holders of Golden Common Stock vote in favor of the adoption of each of this Agreement and the Golden Charter Amendment (such recommendation described in this clause (iii), the “Golden Board Recommendation”).

(f)    The Parties hereby amend and restate clause (b)(i) of Section 4.4 of the Merger Agreement to read in its entirety as follows:
(i) a joint proxy statement in preliminary and definitive form (the “Joint Proxy Statement”) relating to the meeting of the stockholders of Golden to consider the adoption of each of this Agreement and the Golden Charter Amendment (including any postponement, adjournment or recess thereof, the “Golden Stockholders Meeting”) and the Labrador Stockholders Meeting and
(g)    The Parties hereby amend and restate the second sentence of Section 6.6(a) of the Merger Agreement to read in its entirety as follows:
Except as permitted by Section 6.3, the Golden Board shall recommend that the holders of Golden Common Stock vote in favor of the adoption of each of this Agreement and the Golden Charter Amendment at the Golden Stockholders Meeting and the Golden Board shall solicit from the holders of Golden Common Stock proxies in favor of the adoption of each of this Agreement and the Golden Charter Amendment, and the Joint Proxy Statement shall include the Golden Board Recommendation.

(h)    The Parties hereby amend and restate the last sentence of Section 6.6(a) of the Merger Agreement to read in its entirety as follows:
Without the prior written consent of Labrador or as required by applicable Law, (i) the adoption of each of this Agreement and the Golden Charter Amendment shall be the only matters (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of Golden in connection with the Merger and matters of procedure) that Golden shall propose to be acted on by the holders of Golden Common Stock at the Golden Stockholders Meeting and Golden shall not submit any other proposal to such stockholders in connection with the Golden Stockholders Meeting or otherwise (including any proposal inconsistent with the adoption of each of this Agreement and the Golden Charter Amendment or the consummation of the Transactions) and (ii) Golden shall not call any meeting of the holders of Golden Common Stock other than the Golden Stockholders Meeting.

(i)    The Parties hereby amend the Merger Agreement by adding Annex E thereto, in the form attached to this Amendment as Annex E.
Section 4.    Supplements to Disclosure Letters. Golden has supplemented the Golden Disclosure Letter by delivering supplemental Schedules thereto (the “Golden Supplemental Schedules”) to Labrador and Merger Sub concurrently with the execution and delivery of this Amendment by the Parties and Labrador and Merger Sub have supplemented the Labrador Disclosure Letter by delivering supplemental Schedules thereto (the “Labrador Supplemental Schedules”) to Golden concurrently with the execution and delivery of this Amendment by the Parties. The Parties hereby agree that all of the items disclosed in the Golden Supplemental Schedules shall be deemed to have been disclosed in the Golden Disclosure Letter as of the time of the execution and delivery of the Merger Agreement and that all of the items disclosed in the Labrador Supplemental Schedules shall be deemed to have been disclosed in the Labrador Disclosure Letter as of the time of the execution and delivery of the Merger Agreement.
Section 5.    Remainder of the Merger Agreement. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement, all of which shall continue to be in full force and effect. Unless the context otherwise requires, after the execution and delivery of this Amendment, any reference in the Merger Agreement to “this Agreement” shall mean the Merger Agreement as amended hereby.

Section 6.    Construction. Except as expressly provided in this Amendment, all references in the Merger Agreement, the Golden Disclosure Letter and the Labrador Disclosure Letter to “the date hereof” and “the date of this Agreement” or words of like import, unless the context otherwise requires, shall refer to May 23, 2021.
Section 7.    General Provisions. The provisions of Article IX of the Merger Agreement, as amended by this Amendment, are incorporated by reference into this Amendment and will apply mutatis mutandis to this Amendment.
[Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.
CABOT OIL & GAS CORPORATION
By:    /s/ Dan O. Dinges
Dan O. Dinges
Chairman, President and Chief Executive Officer
DOUBLE C MERGER SUB, INC.
By:    /s/ Dan O. Dinges
Dan O. Dinges
President and Chief Executive Officer
[Signature Page to Amendment No. 1 to Merger Agreement]

CIMAREX ENERGY CO.
By:    /s/ Thomas E. Jorden
Thomas E. Jorden
Chairman, Chief Executive Officer and President

[Signature Page to Amendment No. 1 to Merger Agreement]

ANNEX E

CIMAREX ENERGY CO.
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATIONS
OF
8 1∕8% SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK

Cimarex Energy Co. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST: The Corporation’s Certificate of Designations of 8 1∕8% Series A Cumulative Perpetual Convertible Preferred Stock (the “Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on February 28, 2019.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141(f) of the DGCL and Article III, Section 9 of the Corporation’s bylaws, as currently in effect, adopted resolutions to, among other things, amend Article 6 of the Certificate of Designations by adding the following as Section (i) thereof (the “Amendment”):

(i) So long as any shares of Series A Preferred Stock remain outstanding, the Holders shall vote together with the Common Stock as a single class on all matters on which the holders of Common Stock are entitled to vote, with the Holders being entitled to cast thirty (30) votes for each share of Series A Preferred Stock standing in the Holder’s name on the books of the Corporation.

THIRD: The Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FOURTH: This Certificate of Amendment shall become effective at [           ] Eastern time on [     ], 2021.

EXCEPT AS AMENDED ABOVE, the Certificate of Designations shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has executed this Certificate of Amendment to Certificate of Designations of 8 1∕8% Series A Cumulative Perpetual Convertible Preferred Stock on this [   ] day of [           ], 2021.

CIMAREX ENERGY CO.

_______________________________________
Thomas E. Jorden
Chairman, Chief Executive Officer and President